Exhibit 4.10

BEIJING TUNIU TECHNOLOGY CO., LTD.

YU DUNDE, CHEN ANQIANG

AND

NANJING TUNIU TECHNOLOGY CO., LTD.

PURCHASE OPTION AGREEMENT

FOR

NANJING TUNIU TECHNOLOGY CO., LTD.

February 19, 2021

Purchase Option Agreement

This Purchase Option Agreement for Nanjing Tuniu Technology Co., Ltd. (this “Agreement”) is entered into as of February 19, 2021 (“Execution Date”) in Beijing by and among the following Parties:

（1）  Beijing Tuniu Technology Co., Ltd., with its registered address at Suite 1006, 10F, Building 4, Courtyard 1, 10 Shangdi Street, Haidian District, Beijing, and legal representative being Yu Dunde (“Party A”);

（2）  Yu Dunde, with his domicile at *** and ID number being ***;

（3）  Chen Anqiang, with his domicile at *** and ID number being *** (together with Yu Dunde, severally and jointly, referred to as “Party B”);

（4）  Nanjing Tuniu Technology Co., Ltd., with its registered address at 3rd to 5th Floor, Building 6, Dongda Science Park, No.6 Changjiang Back Street, Xuanwu District, Nanjing City, and legal representative being Yu Dunde (“Party C”, “Company” or “Nanjing Tuniu”)

In this Agreement, the aforementioned parties are referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.    Party B consists of the shareholders of Nanjing Tuniu, who jointly holds 100% of capital contribution in Nanjing Tuniu. The current shareholders and shareholding status of Nanjing Tuniu are as follows:

Shareholders	Contribution (RMB)	Shareholding Percentages (%)
Yu Dunde	2,184,024	80.89%
Chen Anqiang	515,976	19.11%
Total:	2,700,000	100%

2.    Party B intends to grant an exclusive right to Party A, allowing Party A to accept, when proper, the equity interest to be transferred by Party B representing all the capital contribution made by Party B in Nanjing Tuniu (“Target Equity”).

NOW, THEREFORE, upon friendly consultation, with respect to Party B's granting of the Share Option to Party A (as defined below), the Parties agree as follows:

1.    Grant of Purchase Option

Party B hereby irrevocably grants the following exclusive right to Party A (the “Purchase Option”):

1.1  During the term hereof, as long as the then-applicable laws of the People’s Republic of China (the “PRC laws”) and/or restrictions placed by the relevant industrial policy are not violated, Party A shall be entitled, in accordance with the terms and conditions provided herein, to exercise the option as set forth in Article 4 hereof, by acquiring all the Target Equity from Party B at the price of RMB 1 yuan for each RMB 0.9 yuan of capital contribution in Nanjing Tuniu (“Exercise Price”). Party A shall be entitled to purchase all or any part of the Target Equity in one or multiple times at its own choice. Party B hereby undertakes to cooperate in the execution of the above proceedings by transferring all or any part of the Target Equity to Party A.

1.2  Party A shall be entitled to request Party B at any time, to transfer all or any part of the Target Equity to Party A or any one or multiple entities (or individuals) designated by Party A that is eligible under the then-applicable PRC laws and/or industry policy, at the Exercise Price; and Party B hereby undertakes to cooperate with the performance.

1.3  Where permissible under the then-applicable PRC laws and/or industrial policy, Party A shall have the absolute discretion to determine the specific time, method and number of occasions for the exercise of the Purchase Option.

1.4  The Company hereby agrees that Party B shall grant Party A such Share Option in accordance with Article 1.1 above and other provisions of this Agreement.

2.    Exercise

2.1  Within the term hereof, Party A may issue to Party B and the Company a Notice of Exercise (the “Notice of Exercise”), requesting to exercise its Purchase Option hereunder and acquire all or part of the Target Equity.

2.2  Once Party B receives the Notice of Exercise sent by Party A according to Article 2.1 hereof, Party B shall immediately and no later than 5 business days after receiving the Notice of Exercise:

2.2.1     execute the Equity Transfer Agreement in the form and substance of Appendix 1 hereof according to the requirements in the Notice of Exercise, together with Party A and/or any of its designated entities (or individuals);

2.2.2     adopt a shareholder resolution in the form and substance as shown in Appendix 2 hereof, or other resolutions of the shareholders' meeting as required by the registration authority at the time, according to the Equity Transfer Agreement, together with Party A and/or any of its designated entities (or individuals) as well as all other shareholders of Nanjing Tuniu at that time (if any), for the approval of the Equity Transfer Agreement and amendment to the Articles of Association of Nanjing Tuniu;

2.2.3     work together with Party A and/or any of its designated entities (or individuals) as well as all other shareholders of Nanjing Tuniu at that time (if any) to procure Nanjing Tuniu to submit the Equity Transfer Agreement and the amended Articles of Association of Nanjing Tuniu to the competent approval authority for approval and provide assistance in obtaining necessary approvals;

2.2.4     work together with Party A and/or its any designated entities (or individuals) as well as all other shareholders of Nanjing Tuniu at that time (if any) to procure and assist Nanjing Tuniu to proceed with amendment registration formalities with the applicable business registration authority, and

2.2.5     handle any other matters necessary for the completion of the equity interest transfer contemplated hereunder.

2.3  Upon receipt by Party B of the Notice of Exercise issued by Party A in accordance with Article 2.1 above, the Company shall immediately, and no later than 5 business days upon receipt of the Notice of Exercise, procure and cooperate with Party B to perform the obligations set forth in Article 2.2 hereof.

3.    Payment of Exercise Price

3.1  Party A and Party B agree that, unless otherwise required by the applicable law, the aggregate exercise price for the Target Equity shall be Renminbi 2,430,000 (RMB 2,430,000) as calculated based on the Exercise Price set forth in Article 1.1 hereof (“Aggregate Exercise Price”).

3.2  In case it is required by the applicable law that the price for the Target Equity shall be appraised, and the appraisal value of the Target Equity shall be higher than the Aggregate Exercise Price, then Party B hereby irrevocably waives the amount of difference between such appraisal value and Aggregate Exercise Price, or, if such difference has already been paid by Party A to Party B, Party B shall refund it to Party A.

3.3  Party A and Party B hereby confirm that Party A has paid the Aggregate Exercise Price to Party B in full. Either of the Party B shall, within 5 business days after the Execution Date, execute and deliver to Party A the Receipt of Exercise Price in the form and substance as set forth in Appendix 3 hereto.

4.    Business Termination of Nanjing Tuniu

4.1. Where the business of Nanjing Tuniu is terminated within the term hereof due to bankruptcy, dissolution or closure by order under law, any and all obligations of Party B hereunder shall be terminated at the time of occurrence of such termination.

4.2. Party B further undertakes that it will not take any actions that may cause the business of Nanjing Tuniu to be terminated within the term hereof due to bankruptcy, dissolution or closure by order under law.

5.    Representations and Warranties of Party B

5.1  Either of the Party B is a Chinese citizen with full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party

5.2  Party B has full power and authority to execute, deliver and perform this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder.

5.3  This Agreement will constitute legal and binding obligations enforceable against Party B in accordance with its terms.

5.4  Party B legally holds the Target Equity of Nanjing Tuniu.

5.5  Party B has strictly complied with all obligations set forth in the Articles of Association of Nanjing Tuniu, and there is no circumstance that could affect the legitimate status of Party B as a shareholder of Nanjing Tuniu, or affect the exercise of the Purchase Option hereunder by Party A.

5.6  Other than the pledge of all the equity in Nanjing Tuniu held by Party B to Party A according to Article 7 hereof, no security in any form or other encumbrance has been created on the Target Equity of Nanjing Tuniu held by Party B, nor is there any dispute, litigation, arbitration or any administrative or judicial enforcement measures in other forms regarding the Target Equity, and no person could raise any claims regarding the Target Equity.

5.7  Party B has already disclosed to Party A all information or materials which may have any material adverse effect on the ability of Party B to perform the obligations hereunder, or any material adverse effect on the willingness of Party A to enter into this Agreement.

6.    Representations and Warranties of the Company

6.1.  The Company is limited liability company duly registered and lawfully existing under the PRC laws with independent legal personality, have full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party;

6.2.  The Company has full power and authority to execute, deliver and perform this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder.

6.3.  This Agreement is duly executed and delivered by the Company, and will constitute legal and binding obligations enforceable against the Company in accordance with its terms.

7.    Further Undertakings of Party B

Party B hereby, severally and jointly, undertakes to Party A that during the term hereof:

7.1     Without express prior written consent of Party A, Party B will not assign, transfer or pledge the Target Equity in whole or in part, except for the transfer of all or any part of the Target Equity to Party A or its designated entity (or individual) according to the provisions hereof.

7.2     Except for the pledge created according to Article 7 hereof and the Equity Interest Pledge Agreement, Party B will not create any other security interest on the Target Equity without prior written consent of Party A.

7.3     In case of any circumstances causing the Target Equity to be frozen, or any dispute, litigation, arbitration or any administrative or judicial enforcement measures in other forms regarding the Target Equity or the bankruptcy, dissolution of Nanjing Tuniu or its closure by order under law, it shall forthwith adopt necessary remedial measures and immediately notify Party A in writing.

7.4     Without express prior written consent of Party A, Party B shall not take any act or action (including any omission) that may affect the effective existence of the Company, nor take any action that may cause the termination, liquidation or dissolution of the Company.

7.5     Without prior confirmation of Party A, Party B will not approve the engagement by Nanjing Tuniu in operation under contract, operation under lease, merger, division, joint operation, shareholding reform or any other arrangement to change the form of operation and ownership structure, or the disposal of all or substantially all assets or equity of Nanjing Tuniu by means of transfer, assignment, share purchase based on asset valuation or otherwise.

7.6     Without express prior written consent of Party A, Party B shall not terminate or cause the management of the Company to terminate any material agreement entered into by the Company, or enter into any other agreement in conflict with any existing material agreements.

7.7     Without express prior written consent of Party A, Party B shall not appoint or replace any director, supervisor or other management personnel of the Company to be appointed and removed by Party B.

7.8     Without prior express written consent of Party A, Party B shall not cause the Company to declare or actually pay any distributable profits or dividends.

7.9     Without express prior written consent of Party A, Party B shall not amend the Articles of Association of the Company.

7.10   Without express prior written consent of Party A, Party B shall not take any act or action (including any omission) to cause the Company to lend or borrow loans, or to provide guarantees or other forms of securities, or undertake any substantive obligations other than normal business activities.

7.11   The Party B shall use its best efforts to develop the business of the Company and ensure the legal and compliant operation of the Company. It will not take any action or omission that may damage the assets and goodwill of the Company or affect the effectiveness of the business license of the Company; and

7.12   The Party B shall timely inform Party A of any situation that may have a material adverse effect on the existence, business operation, financial condition, assets or goodwill of the Company, and promptly take all measures approved by Party A to eliminate such adverse situation or take effective remedial measures against it.

8.    Guarantee for Performance of Obligations by Party B

In order to secure the performance by Party B of all its obligations hereunder according to the provisions herein, Party B hereby agrees to pledge all of its Target Equity in Nanjing Tuniu to Party A. For this purpose, Party A shall enter into the Equity Interest Pledge Agreement with Party B, and proceed with all necessary pledge registration formalities according with the relevant PRC laws and regulations.

9.    Liabilities for Breach

9.1  Where Party B breaches any provisions in this Agreement or this Agreement and/or the Equity Interest Pledge Agreement is or becomes invalid or unenforceable, Party A may adopt the following measures:

9.1.1         demand Party B to transfer all the Target Equity or any part thereof immediately to Party A or its designated entities (or individuals) at the Exercise Price;

9.1.2         enforce the pledge under the Equity Interest Pledge Agreement.

9.2  Once Party A enforces the pledge according to Article 4 of the Equity Interest Pledge Agreement, and receives all proceeds and funds in connection with the enforcement of pledge, Party B shall then be deemed to have completely fulfilled the main obligations hereunder, and Party A will no longer make further payment requests to Party B.

10.  Term

This Agreement shall terminate after all the Target Equity is duly assigned to Party A and/or its designated entities or individuals according to the provisions herein.

11.  Termination of Agreement

11.1   At any time within the term hereof, in case Party A is unable to exercise the option according to Article 2 hereof because of the then-applicable laws, Party A may, at its sole discretion, unconditionally terminate this Agreement by notifying Party B in writing, without assuming any liabilities therefrom.

11.2   At any time within the term hereof, Party B shall not have the right to unilaterally terminate this agreement.

12.  Governing Law and Dispute Resolution

12.1   The execution, validity, interpretation and performance of this Agreement shall be governed by the PRC laws.

12.2   All disputes arising out of or in connection with this Agreement shall be first settled by the relevant Parties through amiable consultations; if such Parties fail to resolve the dispute through consultations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration according to CIETAC arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be in Beijing. The arbitration award shall be final and binding on the relevant Parties. Except as otherwise required by the arbitration award, the arbitration fees shall be borne by the losing party. The losing party shall also indemnify for the attorneys’ fee and other expenses incurred by the winning party.

12.3   Pending the resolution of such dispute, the Parties shall continue to perform the remaining provisions of this Agreement other than the disputed matters.

13.  Notice

Party A: Beijing Tuniu Technology Co., Ltd.

Address: Tuniu Building, 699-32 Xuanwu Avenue, Xuanwu District, Nanjing

Fax: (86 21) 86853999

Attention: General Manager

Email: yudunde@tuniu.com

Party B: Yu Dunde

Address: ***

Fax: ***

Email: ***

Party B: Chen Anqiang

Address: ***

Fax: ***

Email: ***

Party C: Nanjing Tuniu Technology Co., Ltd.

Address: Tuniu Building, 699-32 Xuanwu Avenue, Xuanwu District, Nanjing

Fax: (86 25) 86853999

Attention: General Manager

Email: yudunde@tuniu.com

14.  Miscellaneous

14.1   No party shall refuse to perform its obligations hereunder, nor shall any party hinder or delay the enforcement by other Parties of their legal rights and interests hereunder.

14.2   Supplementary agreements may be entered into regarding any matters not addressed herein. Any supplementary agreements of this Agreement entered into by the Parties in writing shall be an integral part of this Agreement.

14.3   Any Party is not allowed to modify or terminate this Agreement without consent of other Parties. In case of modification or termination of this Agreement, an agreement shall be reached upon consultation between the Parties, and a written contract or agreement shall be entered into thereon.

14.4   If Party A fails to exercise or delays in exercising any rights or remedial measures, it shall not be deemed as a waiver by Party A of such rights or remedial measures, nor shall it affect the right of Party A to claim at any time for such rights and remedial measures according to this Agreement and the applicable laws and regulations.

14.5   The invalidity of any part of the provisions herein shall not affect the validity of other provisions.

15.  Counterparts and Effectiveness

15.1   This Agreement shall be executed in four (4) original copies, each copy shall have equal validity.

15.2   This Agreement shall take effect from the date of execution by all the Parties. The Parties agree and confirm that this agreement constitutes the complete understanding interpretation and mutual agreement on the matters in connection with the purchase option. Once executed, this Agreement shall replace any other legal documents previously entered into by the Parties in respect of the same subject matter hereof.

[Remainder of page intentionally left blank.]

[SIGNATURE PAGE ATTACHED SEPARATELY]

This Agreement in executed by the Parties on the date first mentioned above.

Beijing Tuniu Technology Co., Ltd.

/s/ Yu Dunde
Name: YU Dunde
Title: Legal Representative

YU Dunde

/s/ Yu Dunde

CHEN Anqiang

/s/ Chen Anqiang

Nanjing Tuniu Technology Co., Ltd.

/s/ Yu Dunde
Name: YU Dunde
Title: Legal Representative

[Signature page to Purchase Option Agreement]

Appendix 1

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (the “Agreement”) is made on           by and between:

(1) [*], a Chinese Citizen, with ID number of [*] (the “Seller”); and

(2) Beijing Tuniu Technology Co., Ltd., a limited liability company incorporated and validly existing under the laws of the People's Republic of China (“PRC Laws”), with the unified social code of 91110108678755052K (“Buyer”).

WHEREAS：

(A) Nanjing Tuniu Technology Co., Ltd. (“Target Company”) is a limited liability company incorporated and validly existing under the laws of the People's Republic of China, with its registered address at the 3rd to 5th Floor, Building 6, Dongda Science Park, No. 6 Changjiang Back Street, Xuanwu District, Nanjing, and its legal representative being Yu Dunde.

(B) The registered capital of the Target Company is RMB 2.7 million, and as of the date of this Agreement, the Seller holds the registered capital of RMB [*] in the Target Company, which has been fully paid.

(C) The Seller intends to sell the Equity (as defined below) in accordance with the terms and conditions of this Agreement, and the Buyer intends to purchase the Equity in accordance with the terms and conditions of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1     Definitions

Unless otherwise defined in this Agreement, the following terms shall have the following meanings:

“Consideration” means the Consideration for the Transfer of Equity as set out in Article 3.

“Equity” means the equity interest of RMB [*] held by the Seller in the registered capital of the Target Company, and all rights and interests therewith.

“Transfer of Equity” or “Equity Transfer” means the transfer of equity from the Seller to the Buyer under this Agreement.

“Closing” means the completion of the Transfer of Equity under this Agreement.

“Closing Date” means the date on which all conditions set out in Article 4.1 are satisfied or (where practicable) waived.

“Renminbi” means the Chinese legal currency Renminbi Yuan.

“Parties” means the parties to this Agreement, and “Party” means any of them.

“Business Day” means any day other than a Saturday, a Sunday or a public holiday in China.

“China” means the People's Republic of China and, for the purpose of this Agreement, does not include the Hong Kong Special Administrative Regions, Macao Special Administrative Regions or the Taiwan Region.

2     Equity Transfer

2.1 Subject to and in accordance with the terms and conditions of this Agreement, the Seller shall transfer the Equity to the Buyer and the Buyer shall purchase the Equity from the Seller.

3     Price

3.1 The Buyer shall pay to the Seller Renminbi [*] (RMB[*]) (the “Consideration”) as consideration for the Transfer of Shares; [The Consideration shall include the seller's income tax.]

3.2 The reference date of this Equity Transfer is                .

3.3 The Buyer and the Seller confirm that the Buyer has paid to the Seller in full the Equity Transfer Consideration agreed herein.

4     Conditions

4.1 Completion of the Equity Transfer shall be subject to the satisfaction or waiver of the following (where practicable) by the Buyer in writing:

(a) the Equity Transfer has been reflected in the register of shareholders of the Target Company (i.e. the register of shareholders has shown that the Buyer is the shareholder holding the Equity); and

(b) a resolution formally approving the Equity Transfer has been passed in the shareholders' meeting of the Target Company.

4.2 Each Party shall, to the extent relevant to such Party, use its reasonable efforts to procure satisfaction of the conditions set forth in Article 4.1.

5     Closing

5.1 The Closing shall take place on the Closing Date at the registered address of the Target Company or such other place as may be agreed upon by the Parties.

5.2 At Closing, the Seller shall deliver to the Buyer an updated register of shareholders of the Target Company and other corporate documents reflecting the Buyer's ownership of the Equity.

6     Further Undertakings

6.1 Each party undertakes that it shall execute all documents and take all actions or measures that may be necessary for the full implementation of this Agreement.

6.2 The Seller and the Buyer shall cooperate with each other to complete all amendment and/or filling registration formalities with the applicable business registration authority in connection with the Equity Transfer as soon as possible after the Closing (including but not limited to obtaining a new business license of the Target Company and filing with business registration authority the amendment of the Articles of Association or the amended and restated Articles of Association of the Target Company).

7     Confidentiality

7.1 Irrespective of whether this Agreement has been terminated, each of the Parties shall maintain in strict confidence the business secrets, proprietary information, customer information and all other information of a confidential nature of the other Parties coming into its knowledge during the entry into and performance of this Agreement (“Confidential Information”). Except where prior written consent has been obtained from the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by the rules of the place of listing of an affiliate of a Party, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party; the Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

7.2 The Parties acknowledge that the following information shall not constitute the Confidential Information:

(a)        any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means;

(b)        any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)        any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

7.3 A receiving Party may disclose the Confidential Information to its relevant employees, agents or its appointed professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

7.4 Notwithstanding any other provisions of this Agreement, the validity of this article shall not be affected by the suspension or termination of this Agreement.

8     Fees and Taxes

Each Party shall bear its own legal and other costs and expenses in connection with this

Agreement and shall pay its own taxes payable under applicable tax laws (including but not limited to income tax and stamp duty). The Buyer may, in accordance with the law, withhold such taxes on behalf of the Seller and deduct such taxes when paying the Consideration to the Seller.

9     Notice

All notices under or in connection with this Agreement shall be in writing and shall be delivered in person or by fax, E-mail or postage prepaid airmail. Such notices shall be deemed delivered at the time of delivery if delivered in person; or upon completion of transmission, if transmitted by fax or E-mail; or three (3) business days after mailing, if delivered by airmail.

10   Liability for Default

If either party breaches any provision of this Agreement, the breaching party shall indemnify the other party for all losses caused by the breach.

11   Assignment

Neither party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

12   Governing Law and Dispute Resolution

12.1 This Agreement shall be governed by the PRC laws.

12.2 All disputes arising out of or in connection with this Agreement shall be first settled by the relevant Parties through amiable consultations; if such Parties fail to resolve the dispute through consultations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration according to CIETAC arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be in Beijing. The arbitration award shall be final and binding on the relevant Parties.

13   Originals

This Agreement is made in three (3) originals, one (1) original for registration purposes, and one (1) original shall be retained by the Buyer and the Seller respectively.

14   Effectiveness

This agreement shall come into effect after executed by both Parties.

[Remainder of page intentionally left blank.]

[SIGNATURE PAGE ATTACHED SEPARATELY]

This Agreement in executed by the Parties on the date first mentioned above in Beijing.

[*]

Beijing Tuniu Technology Co., Ltd.

Name: YU Dunde
Title: Legal Representative

Appendix 2

RESOLUTIONS OF SHAREHOLDERS MEETING

of

NANJING TUNIU TECHNOLOGY CO., LTD

In accordance with relevant provisions of the Company Law and the Articles of Association of Nanjing Tuniu Technology Co., Ltd. (the “Company”), the Company convened a shareholders meeting at     on                . The Company notified all shareholders fifteen (15) days in advance that this shareholders meeting will be held. The required quorum is two and the number of shareholders actually attending this meeting is two, which represents 100% of the voting rights in the Company. It is hereby resolved that:

1. Agree that the registered capital of RMB       held by               in the Company be transferred to               .

2. All shareholders of the Company hereby waive their preemptive rights of the abovementioned Transferred Equity in accordance with Company Law, Articles of Association of the Company or other laws and regulations.

The above resolutions are passed by unanimous vote of all shareholders.

Signature or seal of all shareholders

Yu Dunde

Chen Anqiang

Appendix 3

RECEIPT OF EXERCISE PRICE

Beijing Tuniu Technology Co., Ltd. (the “Company”)

The undersigned, with its ID number of             , hereby acknowledges that he/she has received the Exercise Price (as defined in the Purchase Option Agreement) of RMB         prepaid by the Company in accordance with Article 3.1 and Article 3.3 of the Purchase Option Agreement entered into by the undersigned, the Company and other relevant parties on February 19, 2021.

Yours Faithfully,

Name: